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Exhibit 99.1


GT INTERACTIVE TO EXPAND AS WORLD'S FASTEST GROWING INTERACTIVE
ENTERTAINMENT COMPANY THROUGH ACQUISITION OF MICROPROSE

October 6, 1997 7:30 AM EDT

NEW YORK--(BUSINESS WIRE)--Oct. 5, 1997--

Publishing business expected to account for more than

75% of GT Interactive's annual revenues of $500 million

Corporate name to be changed to reflect increased

emphasis on publishing business

GT Interactive Software Corp. (NASDAQ: GTIS), a leading global interactive entertainment company, and MicroProse, Inc. (NASDAQ: MPRS), formerly Spectrum HoloByte, a leading developer and publisher of interactive entertainment software for personal computers, today jointly announced the execution of a definitive merger agreement pursuant to which GT Interactive will acquire MicroProse. The agreement further strengthens GT Interactive's position as the world's fastest growing interactive entertainment publishing business.

Under the terms of the agreement, MicroProse shareholders will receive 0.700 shares of GT Interactive common stock for each MicroProse common share. Based upon the closing price of GT Interactive stock on October 3, 1997, the transaction, which is structured as a tax-free pooling-of-interests, would be valued at $8.62 for each MicroProse common share for a total transaction value of approximately $250 million.

The transaction, which has been approved unanimously by the Board of Directors of both companies, is subject to GT Interactive and MicroProse shareholder and customary regulatory approvals. It is expected that the transaction will be completed by the end of the year.

Joseph J. Cayre, Chairman of GT Interactive, said, "As a major step in our strategic plan to become the world's leading interactive entertainment company, this transaction is a win for the shareholders, customers and business partners of both companies.

Ron Chaimowitz, President and Chief Executive Officer of GT Interactive, added, "This acquisition strengthens our growing internal development capabilities by increasing to about 500 the number of people in the organization dedicated to development. In addition, our development organizations complement each other. MicroProse has focused on PC product, and we expect to be able to use our strengths in console development to bring several of their key PC titles to console. In addition, MicroProse's strong, established brands in the simulation and strategy game genres complement our action, adventure and edutainment lineup, giving us one of the strongest and most well-balanced product portfolios in the industry."

Following the acquisition, the combined company would have total 1997 revenues in excess of $500 million. It is expected that more than 75% of GT Interactive's total revenues will come from its higher



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margin publishing business, with the remainder derived from its mass merchant distribution operation. It is expected that the transaction will be non-dilutive to GT Interactive's earnings in 1998.

Commenting on the announcement, Gilman G. Louie, Chairman of MicroProse, said, "In evaluating a number of strategic opportunities available to us, MicroProse's Board of Directors and management agreed that this merger with GT Interactive provided the greatest potential benefits to MicroProse shareholders, employees, and customers. As continuing shareholders in GT Interactive, we all expect to benefit from our association with GT Interactive as participants in its future growth."

Under the merger agreement, Mr. Louie will join the GT Interactive Board of Directors, and MicroProse will have the right to approve the nomination of a second independent director. In addition, GT Interactive intends to change its corporate name to better reflect its global strategic position and increased focus on its publishing business.

MicroProse's product line features some of the industry's best-selling properties and brand franchises, including MicroProse's product line features some of the industry's best-selling properties and brand franchises, including the Star Trek: The Next Generation(TM) series of action and strategy products; the popular Grand Prix(TM) brand of racing simulation titles; Falcon(R) and Top Gun(TM), leading titles in the air combat simulation category; as well as Magic:
The Gathering(R), M-1 Tank Platoon(R) and the award-winning X-COM(R) series.

David Chemerow, GT Interactive's Chief Operating Officer, said, "As our industry continues to consolidate, we are building a larger, stronger publishing company which will be better positioned to achieve our planned growth in internal development, sales, profitability and shareholder value. Our strength in domestic distribution should enhance sales of MicroProse's products. Combining this with MicroProse's sizable market share overseas and our existing international presence creates a formidable force in interactive entertainment."

BancAmerica ROBERTSON STEPHENS served as financial advisor to GT Interactive for purposes of this transaction, and Piper Jaffray Inc. was financial advisor to MicroProse.

Headquartered in New York, GT Interactive is a leading global publisher of entertainment and edutainment software under the GT Interactive, Humongous Entertainment, Cavedog Entertainment and MacSoft brands for personal computers as well as for video game systems from Sony, Nintendo and Sega. GT Interactive has development studios in Seattle, Washington, San Luis Obispo, California; and, upon the expected closing of its acquisition of SingleTrac in October, in Salt Lake City, Utah. The Company is also a leader in value-priced software under the WizardWorks, GameWizards and Slash brands. GT Interactive is located on the World Wide Web at http:/www.gtinteractive.com.

MicroProse is a leading developer and publisher of interactive entertainment software for use on CD- ROM-based personal computers. The company is also developing software for use on Internet and online gaming services. MicroProse has its headquarters in Alameda, California and employs approximately 400 people worldwide. Its five development studios are located in Alameda, California; Hunt Valley, Maryland; Chapel Hill, North Carolina; Austin, Texas; and Chipping Sodbury, England.



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Products are available worldwide and are sold through major distributors, retailers and mass merchants. MicroProse is located at http://www.mircoprose.com on the World Wide Web.

Certain statements contained in this press release may be deemed forward-looking statements that involve a number of risks and uncertainties. The company's actual results may differ materially from the expectations expressed in such forward-looking statements. Among the factors that could cause actual results to differ materially are the worldwide business and industry conditions, including consumer buying and retailer ordering patterns, product delays, company customer relations, retail acceptance of the company's published and third-party titles, competitive conditions, failure to consummate the announced merger agreement with MicroProse or failure to successfully integrate the operations of the two companies if the merger is consummated, and other risks detailed, from time to time, in the company's and MicroProse's SEC filings, including, but not limited to, the company's Form 10-K for the year ended March 31, 1996, and MicroProse's Form 10-Q for the quarter ended June 30, 1997.

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Additional sources of information
Tell Me More - Form Infoseek
Company Profile - From E*Trade: GTIS,MPRS
Stock Charts - From Quote.Com: GTIS, MPRS
SEC Filings - From EDGAR Online: GTIS, MPRS
Company Capsule - From Hoover's Online: GTIS, MPRS
Quick Facts - From Market Guide: GTIS, MPRS